SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
July 28, 2007

INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or organization)	1-12203 (Commission File Number)	62-1644402 (I.R.S. Employer Identification No.)

1600 E. St. Andrew Place
Santa Ana, CA 92799-5125
(Address, including zip code of Registrant’s principal executive offices)

Registrant’s telephone number, including area code: (714) 566-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 26, 2007, Ingram Micro Inc. announced the appointment of Alain Monié, executive vice president and president of Ingram Micro Asia-Pacific, who will become Ingram Micro’s new president and chief operating officer, effective August 1, 2007.

Key terms of Mr. Monié’s compensation, which has been approved by the Human Resources Committee of the Board of Directors of Ingram Micro, are as follows:

•	Annual Salary and Cash Bonus: Annual base salary of $650,000, effective August 1, 2007, with a target bonus percentage of 90% under Ingram Micro’s 2007 annual executive incentive cash award program.

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Time-Based Long-Term Incentive Award: Additional stock options to be granted pursuant to the Ingram Micro Inc. 2003 Equity Incentive Plan on August 1, 2007 (the “Grant Date”) at a price per share equal to the closing price of Ingram Micro’s Class A common stock as reported on the New York Stock Exchange on the Grant Date, which options shall vest one-third on the first anniversary of the Grant Date and one-third on each of the next two succeeding anniversaries of the Grant Date, and shall expire on the tenth anniversary of the Grant Date.  The number of options to be granted shall be determined by dividing the approved grant value ($355,450) by a modified Black-Scholes model value as of July 15, 2007, in keeping with the previously approved methodology of the Human Resources Committee for stock option grants under the 2003 Plan.

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Performance-Based Long-Term Incentive Awards: Mr. Monié currently participates in the 2007-2009 Executive Long-Term Performance Share Program (the “2007 LTIP”), the 2006-2008 Executive Long-Term Performance Share Program (the “2006 LTIP”) and the 2005-2007 Cash Long-Term Incentive Program (the “2005 LTIP”) pursuant to the Ingram Micro Inc. Executive Incentive Plan.  As a result of his promotion, Mr. Monié would be eligible for increased award opportunities for the balance of the remaining terms of these programs, based on salary grade targets previously approved by the Human Resources Committee, and calculated using a fraction of the remaining term of the respective programs. If performance thresholds are met, payment of the additional target awards to Mr. Monié  at 100% of target would be as follows: $239,967 (performance-vesting restricted stock units) under the 2007 LTIP; $239,247 (performance-vesting restricted stock units) under the 2006 LTIP; and $31,340 (cash) under the 2005 LTIP. Actual awards under these three LTIP programs may range from zero if performance thresholds are not met, to up to 200% of target for the 2007 LTIP, and 300%

for the 2006 and 2005 LTIPs, depending upon degree of over-achievement of performance thresholds.

•
2007 Cash Bonus: Ingram Micro will pay Mr. Monié in August 2007 an amount equal to his accrued 2007 cash bonus as Executive Vice President and President, Ingram Micro Asia-Pacific under the 2007 annual executive incentive program (the “August 2007 Bonus Payment”), using a 2007 bonus payout percentage to be calculated in August 2007, based upon Asia-Pacific region’s results through the end of July 2007 (the “August 2007 Bonus Payout Percentage”).  To the extent the actual 2007 Asia-Pacific cash bonus payment percentage is different from the August 2007 Bonus Payout Percentage, such difference will be reflected as a true up in the balance of the 2007 cash bonus, if any, that will be paid in 2008 to Mr. Monié.

•
2005-2007 Cash Long-Term Incentive Program: Ingram Micro will pay Mr. Monié in August 2007 an amount equal to his accrued eligible cash award under the 2005-2007 Cash Long-Term Incentive Program, to be calculated in August 2007, based upon the program’s accrued results through the end of July 2007.  The balance of the payment will be paid in March of 2008 (or when payment of cash awards are normally paid), with any true up to be made at that time.

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Tax Obligations: For the 2006-2008 Performance Share Program and the 2007-2009 Performance Share Program, Mr. Monié will pay tax in the U.S. at the time of vesting, based upon the value at vesting.  Ingram Micro will reimburse him the difference between US tax and Singapore tax, plus gross up for the pro-rata portion that was earned prior to August 1, 2007. Ingram Micro will pay the Singapore exit tax on all equity at time of transfer, based upon the difference between grant price and closing price on the date tax is assessed. Upon exercise of any stock options that were granted in Singapore and exercised in the U.S., Mr. Monié will pay the first 20% of U.S. tax, and Ingram Micro will pay the difference between 20% and the amount of U.S. tax plus the gross up on the difference.

•
Relocation Bonus: Mr. Monié will receive a $2 million relocation bonus paid in Singapore in August 2007.  Of this amount, $1 million will be subject to a 3-year claw-back provision (the “$1 million Claw-Back Bonus”) requiring Mr. Monié to return such amount to Ingram Micro should Mr. Monie leave the company for any reason other than death or disability.  In addition, $400,000 of the $1 million Claw-Back Bonus must be returned to Ingram Micro if Mr. Monié does not purchase a home within driving commuting distance of Ingram Micro’s Santa Ana, California headquarters office within 12 months of his transfer. Ingram Micro has agreed to provide payments to cover the taxes, plus gross-up, that Mr. Monié may be liable to pay in connection with such $400,000 portion of his relocation bonus.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

	By:	/s/ Larry C. Boyd
	Name:	Larry C. Boyd
	Title:	Senior Vice President, Secretary and General Counsel
Date: July 31, 2007

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